UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To:	All Employees, Contractors and Temporary Workers
From:	Mike Splinter
Subject:	2010 Proxy
Date:	January 27, 2010

I am pleased to report that the 2010 Annual Meeting of Stockholders will be held at our offices in Xi’an, China. In connection with the meeting, which will be held on March 9, 2010, Applied’s Annual Report and Form 10-K for fiscal year 2009 and 2010 Proxy Statement are now available to you electronically. You may view and/or print these documents by visiting the company’s Web site [link to be inserted].

I urge you to carefully read the 2010 Proxy Statement. This year, we are asking our stockholders to elect 11 directors and to ratify the appointment of KPMG LLP as Applied’s independent registered public accounting firm for FY’10.

If you own Applied stock (1) in the Applied Materials Employee Savings and Retirement Plan (the “401(k) plan”); (2) with UBS Financial Services (as a result of purchases under the employees’ stock purchase plans, the vesting of restricted stock units or the exercise of stock options); or (3) as a registered holder, you will receive instructions by e-mail in the next few days on how to vote for each account in which you hold shares.

This year, we are continuing to furnish proxy materials to our stockholders primarily over the Internet rather than in paper form. This method of delivery offers our stockholders expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

If you own Applied stock (1) in the 401(k) plan; (2) with UBS Financial Services; (3) as a registered holder; or (4) in an account with a private broker and have not consented to receive the proxy materials electronically, you will receive a card in the mail containing instructions on how to access our proxy materials electronically and how to vote.

Please note that if you vote over the Internet, there may be nominal costs associated with electronic access, such as usage charges from telephone companies and Internet access providers.

If you prefer to receive hard copies of the Annual Report and Form 10-K for FY’09, or the 2010 Proxy Statement, please contact Noe Gil Ochoa in Investor Relations in Santa Clara at ext. 32714.

Electronic Proxy Q&A [link to be inserted]